Exhibit 99.1

XPro1595 Improves Outcomes in a Mouse Model of TBI-induced Alzheimer’s Disease

TNF is involved in the development of Alzheimer’s Disease pathology following traumatic brain injury and is prevented by neutralization of soluble TNF by XPRO™

Boca Raton, Florida, April 19, 2023 (GLOBE NEWSWIRE) --  INmune Bio, Inc. (NASDAQ: INMB) (the “Company”), a clinical-stage immunology company focused on developing treatments that harness the patient’s innate immune system to fight disease, announced pre-clinical data detailing research led by Kirsty J. Dixon of the Department of Surgery, Virginia Commonwealth University (VCU), and Elliott Mufson, Barrow Neurological Institute. In the pre-clinical study, Alzheimer’s Disease related amyloid pathology increased after Traumatic Brain Injury (TBI) in an at-risk mouse model. Treatment with XPro™ one hour after TBI prevents the development of amyloid pathology in the brain. These data show that soluble TNF drives the development of amyloid pathology after TBI, which can be prevented by neutralizing sTNF with XPro™.

“The unfortunate reality of TBI is that the acute injury often overshadows the long-term consequences, which includes the potential for later developing Alzheimer’s disease,” said Kirsty Dixon, Assoc. Prof. of Surgery at VCU. “My team that includes Ph.D. student Michelle Taylor, and MD/Ph.D. student Chelsie Poffenberger investigate the role of soluble TNF in both the acute injury setting and chronically following TBI.  We hope this research may determine the relationship between TBI and AD.”

“TBI remains a major health problem affecting more than 50 million people worldwide per year,” said RJ Tesi MD, CEO of INmune Bio, “Few realize that the elderly have the greatest risk of hospitalizations and death due to TBI. The ability of XPro to prevent amyloid formation after head injury suggests early intervention may help to prevent the development of AD in the elderly with TBI.”

The Company provided XPro1595 to Kirsty Dixon and her research team through an MTA collaboration with VCU. The Company, and its research partners continue to investigate the involvement of soluble TNF and potential applications of XPro1595 for treating disease. The data was presented in a poster at the AD/PD™ 2023 International Conference on Alzheimer’s and Parkinson’s Disease in Gothenburg, Sweden on 1 April 2023.

About XPro1595

XPro™ is a next-generation inhibitor of tumor necrosis factor (TNF) that is currently in clinical trials and acts differently than currently available TNF inhibitors in that it neutralizes soluble TNF (sTNF), without affecting trans-membrane TNF (tmTNF) or TNF receptors. XPro™ could potentially have substantial beneficial effects in patients with neurologic disease by decreasing neuroinflammation and restoring innate immune cell function. For more information about the importance of targeting neuroinflammation in the brain to improve cognitive function and restore neuronal communication visit this section of the INmune Bio’s website.

About INmune Bio, Inc.

INmune Bio, Inc. is a publicly traded (NASDAQ: INMB), clinical-stage biotechnology company focused on developing treatments that target the innate immune system to fight disease. INmune Bio has two product platforms that are both in clinical trials: The Dominant-Negative Tumor Necrosis Factor (DN-TNF) product platform utilizes dominant-negative technology to selectively neutralize soluble TNF, a key driver of innate immune dysfunction and a mechanistic driver of many diseases. DN-TNF product candidates are in clinical trials to determine if they can treat cancer (INB03™), Early Alzheimer’s disease, and treatment-resistant depression (XPro™). The Natural Killer Cell Priming Platform includes INKmune™ developed to prime a patient’s NK cells to eliminate minimal residual disease in patients with cancer. INmune Bio’s product platforms utilize a precision medicine approach for the treatment of a wide variety of hematologic and solid tumor malignancies, and chronic inflammation. To learn more, please visit www.inmunebio.com.

Forward Looking Statements

Clinical trials are in early stages and there is no assurance that any specific outcome will be achieved. Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein are based on current expectations but are subject to a number of risks and uncertainties. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements as a result of these risks and uncertainties. INB03™, XPro1595 (XPro™), and INKmune™ are still in clinical trials or preparing to start clinical trials and have not been approved by the US Food and Drug Administration (FDA) or any regulatory body and there cannot be any assurance that they will be approved by the FDA or any regulatory body or that any specific results will be achieved. The factors that could cause actual future results to differ materially from current expectations include, but are not limited to, risks and uncertainties relating to the Company’s ability to produce more drug for clinical trials; the availability of substantial additional funding for the Company to continue its operations and to conduct research and development, clinical studies and future product commercialization; and, the Company’s business, research, product development, regulatory approval, marketing and distribution plans and strategies. These and other factors are identified and described in more detail in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K, the Company’s Quarterly Reports on Form 10-Q and the Company’s Current Reports on Form 8-K. The Company assumes no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this release.

INmune Bio Contact:
David Moss, CFO (858) 964-3720
info@inmunebio.com

Investor Contact:
Jason Nelson
Core IR
(516) 842-9614 x-823